Exhibit 99.1

                                   FNB BANCORP
                               975 El Camino Real
                          South San Francisco, CA 94080



                                  NEWS RELEASE
                                  ------------

For Immediate Release                                     Contact: Sue D'Augusta
                                                                    650 875-4860

              First National Bank of Northern California Announces
                           Creation of Holding Company


         South San Francisco, CA: March 18, 2002: FIRST NATIONAL BANK of NORTHERN CALIFORNIA completed its plan of reorganization with FNB BANCORP effective as of the close of business on March 15, 2002. The Bank shareholders approved the restructure by a 74.81% margin of all shares outstanding and a 98% margin of votes cast at a special shareholders meeting held on February 27, 2002. The trading symbol for the common stock of FNB Bancorp is "FNBG." The stock is traded over-the-counter and quoted on the OTC Bulletin Board.

         FNB Bancorp is a bank holding company with its head offices located at 975 El Camino Real, South San Francisco, CA 94080. The corporate officers are:
Michael R. Wyman, Chairman; Thomas C. McGraw, Chief Executive Officer and Secretary; Jim D. Black, President; Anthony J. Clifford, Executive Vice President and Chief Operating Officer: and James B. Ramsey, Senior Vice President and Chief Financial Officer.

         FNB Bancorp's subsidiary, First National Bank of Northern California, operates full-service commercial banking offices in the Northern California cities of Colma, Daly City, South San Francisco, Millbrae, Pacifica, Half Moon Bay, San Mateo, Redwood City and Pescadero, and at the Flower Mart in San Francisco.

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CAUTIONARY STATEMENT: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

James B. Ramsey
Senior Vice President & Chief Financial
Officer
Tel: (650) 875-4862     Fax: (650) 588-9695


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